Exhibit 99.1

Neutrolin Label Expansion Approved in Germany

BRIDGEWATER, N.J., December 3, 2014 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious disease, announced today the approval of a label expansion from the Hessian District President in Germany for its lead product Neutrolin®, a catheter lock solution.

Neutrolin was initially approved in Germany in December 2013 for use in the prevention of catheter-related bloodstream infections (CRBI) and maintenance of catheter patency in hemodialysis patients using a tunneled, cuffed central venous catheter for vascular access. This approval expands the label to include use in oncology patients receiving chemotherapy, IV hydration and IV medications via central venous catheters. The expansion also adds patients receiving medication and IV fluids via central venous catheters in intensive or critical care units (cardiac care unit, surgical care unit, neonatal critical care unit, and urgent care centers). An indication for use in total parenteral, or IV, nutrition was also approved.

In September 2014, the TUV-SUD and The Medicinal Evaluation Board of the Netherlands (MEB) granted a label expansion for Neutrolin for these same expanded indications for the EU. The active anti-infective ingredient in Neutrolin is taurolidine, which has efficacy against both common and resistant forms of bacteria and fungi. Despite a long history of clinical use, development of resistance has not been observed.

“With these label expansions, more highly vulnerable patients in the critical care, oncology and dialysis settings can be treated with Neutrolin for the prevention of infection and thrombosis,” said Dr. Antony Pfaffle, Chief Scientific Officer of CorMedix. “Our goal is to provide the optimal catheter care solution to improve the quality of clinical medical care for these patients."

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the acceptance of Neutrolin for any approved use; the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Randy Milby

(908) 517-9489

745 Route 202-206, Suite 303, Bridgewater, NJ 08807
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com